Exhibit 10.91

June 22, 2005

PRIVATE & CONFIDENTIAL

Ms. Judy Ethell

[Address]

Employment Letter and Terms and Conditions of Employment

Full-Time, Salaried Chief Accounting Officer (CAO), Executive Vice President and

Managing Director

Dear Judy:

On behalf of BearingPoint, Inc. (the “Company”), by this letter (the “Employment Letter”), I am pleased to offer you the position of Executive Vice President – Finance and Chief Accounting Officer (and Managing Director) of the Company in our headquarters office, effective July 1, 2005 (the “Effective Date”). Though this position will be based in the Washington Metropolitan Area, to which you will relocate, and officially work at the McLean headquarters of BearingPoint, you will initially be expected to work principally at the Foxboro, Massachusetts BearingPoint office location. This temporary arrangement will be required until I determine that the Company’s financials are current and it is otherwise appropriate for you to work at an alternate location. Temporary housing provisions and travel will be arranged for you in accordance with the Company’s temporary housing and business expense reimbursement policies.

Your annualized base salary will be $500,000.00, paid semi-monthly, subject to standard withholdings and deductions. You will also be eligible to participate in the Company’s 2000 Long-Term Incentive Plan (the “LTIP”), or any successor or replacement plan, and you will be eligible for future compensation adjustments. You will report directly to the Chief Executive Officer (“CEO”) of the Company and your performance and compensation will be reviewed at least annually. You will have such duties and responsibilities as are commensurate with your position. Your employment shall be “at-will”. The Company may terminate your employment at any time and for any or no reason. You may terminate your employment with three months’ prior notice, as provided in your Managing Director Agreement.

Equity. Effective on the first business day after you sign and return this Employment Letter (the “Option Grant Date”), you will be provided an initial grant of 600,000 stock options (the “Options”) to purchase shares of Company common stock under the Company’s LTIP, a copy of which is provided to you herewith as Exhibit A. The Options shall vest 25% each year commencing on the one-year anniversary of the grant date subject in anniversary years 2 – 4, to achievement of such performance goals as are specified below as applicable to vesting of RSUs (substituting anniversary for “Vesting Date”). The options which vest on the first anniversary shall not be subject to any performance criteria. The options shall become fully exercisable upon your death or disability. The exercise price of the Options will be equal to the last available closing price of the Company’s common stock on the first business day prior to the Option Grant Date. The attached Award Notice of Stock Option Grant (Exhibit A-1) and Stock Option Agreement (Exhibit A-2) detail the various terms of your initial grant, and require your signature of acceptance. These will be provided to you upon your acceptance of employment.

You also shall receive an award of 292,000 restricted stock units (“Restricted Stock”). The Restricted Stock shall vest on the Vesting Date (as defined in the Restricted Stock Unit Agreement) subject for all Restricted Stock to (i) all of the Company’s SEC filings (beginning with the Company’s 2005 Form 10-k) being filed on a timely basis as of such Vesting Date or your having exerted your reasonable best efforts to have the Company’s SEC filings materially complete as of such date, and (ii) your having exerted your reasonable best efforts to move the Company forward on the path to becoming a “world class financial organization”. For these purposes, a “world class financial organization” shall mean an organization that satisfies the criteria mutually established by you and the CEO. Notwithstanding the preceding, the Restricted Stock which vests on January 1, 2006 shall not be subject to any performance criteria.

Prior to the Effective Date, you will receive a Restricted Stock Unit Agreement substantially in the form attached hereto as Exhibit B that details the various terms of your grant, and requires your signature of acceptance. All unvested Options and Restricted Stock will immediately vest upon the occurrence of a Change in Control of the Company, as such term is defined in the LTIP or a termination of employment due to death or “Disability” (as such term is defined in the LTIP). On a termination of your employment by the Company without Cause or by you for Good Reason, the portion of the Option and/or Restricted Stock award scheduled to vest on the anniversary of the grant date following your termination shall vest on the date of your termination.

You are also eligible to receive additional annual grants of stock options, and/or other equity awards on at least the same basis as other senior executives of the Company. To the extent shares are not available under the Company’s equity plans to provide for the equity grants described herein, the Company agrees to use its best efforts to satisfy all conditions required to add the required shares to the applicable plans or to provide equivalent value to you.

Annual Bonus. You will be eligible to receive an annual bonus with a target amount equal to 100% of your base salary (the “Target Bonus”) upon achievement of reasonable pre-established performance goals. (100 % payout based upon 100% goals achievement) You will be eligible to receive a Target Bonus for 2005. You will have meaningful input with respect to the formulation of the performance goals. Your annual bonus may be paid in cash or any other form in which (and at such time as) annual bonuses are paid to other senior executives of the Company. Any such payment shall be subject to standard withholdings and deductions.

Sign-On Bonus. Within 30 days following the Effective Date of your employment, you will receive a cash lump sum sign-on bonus in the amount of $750,000 (the “Sign-On Bonus”), less standard withholdings and deductions; provided, that you shall repay the Sign-On Bonus within 10 business days following termination of your employment by the Company for Cause or your voluntary termination without Good Reason prior to December 31, 2005..

Benefits/Long-Term Incentives. You will be entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to senior executives of the Company at a level commensurate with your position.

Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program.

Relocation. As of the Effective Date, you will provide services full-time at the Company’s headquarters, subject to the initial and temporary work arrangements in Massachusetts referenced above. The Company recognizes that it will require a period of time for you to fully transition your family and your residence. As a result, for expenses incurred during the period of time commencing on the Effective Date and ending 90 days after your relocation, the Company will pay all reasonable, documented relocation and transitional housing and travel expenses, including a tax gross-up payment to cover all applicable taxes relating thereto, in connection with your relocation near the Company’s headquarters, which shall occur no later than June 30, 2006. In addition, the Company will, at your discretion, either purchase your principal residence based on the price set by a mutually agreed upon appraisal firm or reimburse you for your real estate commissions incurred in connection with the sale of your principal residence. The expenses of moving your personal property will be reimbursed, in accordance with the Company’s Relocation Policies.

Business Expenses. The Company will reimburse you for the reasonable travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time. Travel expenses shall include expenses incurred to return to St. Louis on weekends and holidays prior to relocation, in accordance with Company policy.

Legal Fees. The Company will reimburse you for legal fees incurred in connection with negotiating the terms and documentation of your initial employment with the Company in an amount not-to-exceed $7,500.

Severance. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid base salary through the date of termination, the Sign-On Bonus if then payable pursuant to the section titled “Sign-On Bonus” above, and any earned but unpaid annual bonus for any preceding year, provided, however, that your employment terminates after the payment date for the annual bonus, (ii) any unpaid accrued personal days or unreimbursed business expenses, (iii) in the circumstances specified below in the section titled “Termination without Cause or for Good Reason” the payments specified in that section, and (iv) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in subsection (iii) above shall be conditioned upon your execution of a full and binding unilateral Release of all claims arising from or associated with your employment with the Company, a form of which is attached hereto as Exhibit D (the “Release Agreement”). Severance shall be paid without duty to mitigate.

Termination without Cause or for Good Reason. Upon your termination of employment by the Company without Cause, or by you for Good Reason, the Company will pay you a lump sum cash amount equal to the sum of your (i) annual base salary and (ii) your then current Target Bonus (if established at such time) or, if the Target Bonus is not yet established, then the prior year’s actual bonus. The lump sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement as specified in the “Severance” section above. The Company will also pay your premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, on your behalf for 18 months after termination of your employment without Cause or for Good Reason.

Post-Employment Activities. Notwithstanding the covenants contained in your Managing Director Agreement related to post-employment non-competition restrictions,

upon your termination of employment with the Company for any reason, you may return to PricewaterhouseCoopers (PWC) to serve in any tax related capacity without being in violation of such covenants.

Special Termination Agreement. Upon a Change of Control of the Company, you shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached as Exhibit E, and while eligible to receive such payments and other benefits you shall not be eligible to receive any payment or benefits under the above sections titled “Severance” and “Termination without Cause or for Good Reason” (no double payment opportunity exists).

Indemnification. The Company will indemnify you (i) to the fullest extent permitted by law with respect to your activities on behalf of the Company, (ii) for any excise taxes, interest or penalties which you incur with regard to Section 4999 of the Internal Revenue Code, as well as for any income or employment tax liabilities incurred in connection with the Company’s payment of such amounts, and (iii) for any failure by the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including a tax gross-up payment to cover all applicable taxes relating thereto, unless such failure is a result of your act or omission. You will be covered under the Company’s D & O liability insurance on the same basis as other senior level executives of the Company. The Company will also reimburse you for expenses directly associated with maintenance of your professional license (CPA), and for your attendance at a minimum of 40 hours of continuing education per year as required to maintain your CPA license.

Definitions. Solely for purposes of this Employment Letter and your Managing Director Agreement (Exhibit F), the following definitions apply:

1.	“Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances for more than 30 days after receipt by the General Counsel of the Company of your written notification and description of the claimed circumstance: (i) any material adverse change in your then positions, titles or reporting obligations, or a material diminution of your duties, responsibilities or authority or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your position, (ii) a relocation of the Company’s principal executive office to any location outside the continental United States, (iii) any material breach by the Company of any provision of this Employment Letter or the Managing Director Agreement or Special Termination Agreement you enter into with the Company, or (iv) the failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to you upon the successor becoming such, the obligations of the Company under this Employment Letter, provided, however, that this clause shall not apply if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise.

2.	“Change of Control” shall have the meaning specified in your Special Termination Agreement with the Company.

3.	Notwithstanding the provisions of your Managing Director Agreement, “Cause” shall mean the occurrence, failure to cause the occurrence or failure to cure after the occurrence (when a cure is permitted), as the case may be, of any of the following circumstances after your receipt of written notification from the General Counsel which includes a detailed description of the claimed circumstance: (i) your embezzlement, misappropriation of corporate funds , or your material acts of dishonesty; (ii) your commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendre to any felony or misdemeanor involving moral turpitude; (iii) your engagement, without a reasonable belief that your action was in the best interests of the Company, in any activity that could harm the business or reputation of the Company in a material manner; (iv) your willful failure to adhere to the Company’s material corporate codes, policies or procedures that have been communicated to you ; (v) your material breach of any provision of the Managing Director Agreement or this Employment Letter; or (vi) your violation of any statutory or common law duty or obligation to the Company, including, without limitation, the duty of loyalty, provided, however, that in the case of subsections (iii), (iv), (v) and (vi), the Company shall provide you with the opportunity to cure any Cause event during the 15-day period after your receipt of written notice describing the Cause event, provided, however, that a Cause event shall be considered to be cured only if all adverse consequences of the Cause event have been fully remedied.

Other Considerations.

There are a number of other important items we wish to cover in this Employment Letter. They are:

•	Contributory benefits (such as medical, dental, supplemental life insurance, long-term disability and optional accidental death and dismemberment insurance) are effective the first day of the calendar month following the Effective Date, unless you are hired on the first day of the month, in which case they will be effective immediately. All other non-contributory benefits (such as business travel accident insurance, short-term disability and personal days) are effective upon the Effective Date.

•	Please read this Employment Letter and the accompanying Managing Director Agreement and exhibits thereto carefully. Signing these documents is a condition of employment. As noted therein, employment with the Company is not for a specific term and may be terminated (i) by you, upon three months’ notice as specified in your Managing Director Agreement or (ii) by the Company at any time, for any or no reason, with or without Cause.

•	In compliance with the Immigration Reform and Control Act, federal law requires employers to verify work authorization upon hire. We have provided you with information that describes these requirements and the documents you need to bring on your first day of work.

•	In compliance with the Fair Credit Reporting Act, employment with the Company is contingent upon satisfactory completion of the Company’s employment screening process. This includes a public source background inquiry and receipt of satisfactory information regarding your employment history. You have signed a Disclosure and Authorization for Release of Information form authorizing the Company to compile a background report. If the Company finds that you have made any misrepresentation or is dissatisfied with the results of any review of your background, the Company may withdraw any offer of employment or terminate your employment without obligation whatsoever on the part of the Company except payment to you for any services rendered.

This Employment Letter can be amended only by a writing signed by both you and the Company. This Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

In the event of any conflict between the provisions of this Employment Letter and the provisions of your Managing Director Agreement, the terms and provisions in this Employment Letter shall control.

The items in this Employment Letter, your Managing Director Agreement and exhibits thereto, your Special Termination Agreement and the other items referred to above represent the Company’s entire offer of employment to you. This Employment Letter supersedes any contrary representations that may have been made to you at any time. By signing below, you accept this offer of employment in accordance with the terms and conditions of employment specified in this Employment Letter. This offer of employment will remain open through June 24, 2005.

Judy, we are excited about having you join us. To inform us of your decision, please sign and return this Employment Letter, your Special Termination Agreement (attached as Exhibit E) and your Managing Director Agreement (attached as Exhibit F).

Should you have any questions, please contact me, or David Black, the Company’s General Counsel, at (703) 747-5728.

Very truly yours,

Harry L. You

Chief Executive Officer

BearingPoint, Inc.

ACCEPTED:

/s/ Judy Ethell
Judy Ethell

Date: June 22, 2005

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